Exhibit 99.1

OncoSec Announces Second Quarter and YTD Results for Fiscal Year 2016 and Calendar 2016 Milestones

SAN DIEGO, March 8, 2016 — OncoSec Medical Incorporated (“OncoSec”) (NASDAQ: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced key corporate objectives as well as financial results for the second quarter and year to date ended January 31, 2016.

CORPORATE OBJECTIVES

“As we enter the next quarter, we are confident in our team’s mission to deliver safer and more effective intratumoral immunotherapies to provide long-term benefits for cancer patients. The fundamental goal of our technology, ImmunoPulse™ IL-12, is to promote a systemic, tumor-specific immune response. We believe this holds the greatest potential to provide meaningful clinical benefit to patients and investment value to OncoSec’s shareholders,” said Punit Dhillon, President and CEO of OncoSec. “Our objectives over the next year are focused on establishing clinical response data to support the combination rationale for ImmunoPulse™ IL-12 with anti-PD-1/PD-L1 as well as identifying a new lead candidate to expand our ImmunoPulse platform and deliver multiple immune molecules in a single treatment.”

OncoSec’s development milestones and value drivers over the next 12 months include:

•                  Complete patient enrollment in the Phase II combination trial of ImmunoPulse™ IL-12 with anti-PD-1 in patients with metastatic melanoma

•                  Present preliminary clinical and biomarker data from our Phase II melanoma clinical trials at upcoming scientific conferences; data to be used to finalize development strategy

•                  Identify novel “multi-gene” combination ImmunoPulse™ candidate

•                  Complete triple negative breast cancer pilot study as proof-of-concept and present interim data

•                  Present data from our preclinical programs, including studies with our existing industry collaborators

FINANCIAL RESULTS

For the second quarter of fiscal 2016 and the six months ended January 31, 2016, OncoSec reported a net loss of $7.0 million and $14.1 million, or $0.42 per share and $0.89 per share, respectively, compared to a net loss of $4.6 million and $8.7 million, or $0.38 per share and $0.71 per share, respectively, for the same periods last year. The increase in net loss for the year ended January 31, 2016, compared with the same period in 2015, resulted primarily from (i) an increase of $3.1 million in personnel costs, inclusive of non-cash stock-based compensation (ii) an increase of $1.3 million in clinical studies costs due to the progression of patient treatments in all of our clinical programs, (iii) an increase of $0.5 million related to outside services primarily associated with discovery research and next generation electroporation device development and (iv) an increase of $0.5 million in facility costs which consists primarily of rental expense due to the relocation of our Corporate headquarters, which includes onsite laboratory space. There were no revenues for the three and six months ended January 31, 2016 or January 31, 2015.

Research and development expenses were $4.1 million and $7.8 million for the second quarter of fiscal 2016 and the six months ended January 31, 2016, respectively, compared to $2.9 million and $5.4 million for the same periods in 2015. General and administrative expenses were $2.9 million and $6.3 million for the second quarter of fiscal 2016 and the six months ended January 31, 2016, compared to $1.7 million and $3.3 million for the same period in 2015.

At January 31, 2016, OncoSec had $28.8 million in cash and cash equivalents, as compared to $32.0 million of cash and cash equivalents at July 31, 2015. OncoSec expects these funds to be sufficient to allow it to continue to operate its business for at least the next 12 months.

About OncoSec Medical Incorporated

OncoSec is a biotechnology company developing DNA-based intratumoral immunotherapies for the treatment of cancer. The Company’s investigational technology, ImmunoPulse™, is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents, such as interleukin-12 (IL-12). In Phase I and II clinical trials, OncoSec’s lead program, ImmunoPulse™ IL-12, demonstrated a favorable safety profile and evidence of anti-tumor activity in the treatment of various skin cancers as well as the potential to initiate a systemic immune response. ImmunoPulse™ IL-12 is currently in Phase II development for several indications, including metastatic melanoma and triple-negative breast cancer. In addition to ImmunoPulse™ IL-12, the Company is also seeking to identify and develop new immune-targeting agents for use with the ImmunoPulse™ platform. For more information, please visit www.oncosec.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “expect,” “may,” “will,” “goal,” “objective,” “believe,” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; our ability to raise additional funding necessary to fund continued operations; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

OncoSec Medical Incorporated

Condensed Balance Sheets

	(unaudited) January 31, 2016	July 31, 2015
Assets
Current assets
Cash and cash equivalents	$28,845,271	$32,035,264
Prepaid expenses and other current assets	1,219,218	1,532,717
Total Current Assets	30,064,489	33,567,981
Property and equipment, net	2,675,294	1,807,982
Other long-term assets	188,376	214,127
Total Assets	$32,928,159	$35,590,090

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$3,405,093	$2,360,505
Accrued compensation	605,683	501,446
Total Current Liabilities	4,010,776	2,861,951
Other long-term liabilities	325,053	32,518
Total Liabilities	4,335,829	2,894,469

Commitments and Contingencies

Stockholders’ Equity
Common stock authorized - 160,000,000 common shares with a par value of $0.0001, common stock issued and outstanding — 16,971,214 and 14,820,854 common shares as of January 31, 2016 and July 31, 2015, respectively	25,162	24,947
Additional paid-in capital	79,705,843	71,572,714
Warrants issued and outstanding — 3,073,675 and 1,895,102 warrants as of January 31, 2016 and July 31, 2015, respectively	9,542,579	7,704,103
Accumulated deficit	(60,681,254)	(46,606,143)
Total Stockholders’ Equity	28,592,330	32,695,621
Total Liabilities and Stockholders’ Equity	$32,928,159	$35,590,090

OncoSec Medical Incorporated

Condensed Statements of Operations (unaudited)

	Three Months Ended January 31, 2016	Three Months Ended January 31, 2015	Six Months Ended January 31, 2016	Six Months Ended January 31, 2015
Revenue	$—	$—	$—	$—
Expenses:
Research and development	4,113,582	2,859,894	7,772,895	5,361,162
General and administrative	2,924,138	1,758,343	6,300,044	3,317,281
Loss from operations	(7,037,720)	(4,618,237)	(14,072,939)	(8,678,443)
Net loss before income taxes	(7,037,720)	(4,618,237)	(14,072,939)	(8,678,443)
Provision for income taxes	—	—	2,172	910
Net loss	$(7,037,720)	$(4,618,237)	$(14,075,111)	$(8,679,353)
Basic net loss per common share (1)	$(0.42)	$(0.38)	$(0.89)	$(0.71)
Diluted net loss per common share (1)	$(0.42)	$(0.38)	$(0.89)	$(0.71)
Weighted average shares used in computing basic net loss per common share (1)	16,761,586	12,312,582	15,794,970	12,272,068
Weighted average shares used in computing diluted net loss per common share (1)	16,761,586	12,312,582	15,794,970	12,272,068

(1) Recast due to May 2015 reverse stock split.

OncoSec Medical Incorporated

Condensed Statements of Cash Flows (unaudited)

	Six Months Ended January 31, 2016	Six Months Ended January 31, 2015
Operating activities
Net loss	$(14,075,111)	$(8,679,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	151,601	431,650
Loss on disposal of property and equipment	41,989	2,636
Stock-based compensation	3,030,225	1,016,771
Common stock issued for services	—	30,000
Changes in operating assets and liabilities:
(Increase) in prepaid expenses and other current assets	313,499	(163,758)
(Increase) decrease in other long-term assets	25,751	(186,533)
Increase in accounts payable and accrued liabilities	1,100,097	181,632
Increase in accrued compensation	104,237	—
Increase in other long-term liabilities	292,534	—
Net cash used in operating activities	(9,015,178)	(7,366,955)
Investing activities
Purchases of property and equipment	(1,060,910)	(563,516)
Net cash used in investing activities	(1,060,910)	(563,516)
Financing activities
Proceeds from issuance of common stock and warrants	7,500,010	—
Payment of financing and offering costs	(613,915)	—
Proceeds from exercise of warrants and stock options	—	776,995
Net cash provided by financing activities	6,886,095	776,995
Net (decrease) in cash	(3,189,993)	(7,153,476)
Cash and cash equivalents, at beginning of period	32,035,264	37,852,694
Cash and cash equivalents, at end of period	$28,845,271	$30,699,218

Supplemental disclosure for cash flow information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$2,172	$910

Noncash investing and financing transaction:
Fair value of placement agent warrants issued in the public offering	$242,143	$—
Issuance of common stock in connection with a contractual agreement	$55,500	$—